EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Third Quarter 2012 Financial Results

THE WOODLANDS, Texas, Nov. 13, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the third quarter ended September 30, 2012.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $29.6 million as of September 30, 2012 as compared to $4.6 million as of December 31, 2011. On February 1, 2012, we completed a registered direct offering to certain institutional investors, including certain existing shareholders, of 2,463,537 shares of our common stock at a price per share of $4.50. Net proceeds to us, after deducting placement agent's fees and offering expenses, were approximately $10.3 million. On September 7, 2012, we completed a private placement of 2,145,636 shares of our common stock at a price per share of $11.00. Net proceeds to us, after deducting offering expenses, were approximately $23 million. Net cash of approximately $8.1 million was used in operating activities during the nine month period ended September 30, 2012 as compared to $7.1 million for the same period in the prior year. The major use of cash during the nine month period ended September 30, 2012 was to fund the Company's clinical development programs and associated administrative costs. Cash used in investing activities during the nine month period ended September 30, 2012 was approximately $632,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®.

Financial Results

Net loss for the three month period ended September 30, 2012, was ($4.6) million or ($0.30) per share as compared to a net loss of ($4.0) million or ($0.32) per share for the same period in 2011. The net loss for the nine month period ended September 30, 2012, was ($10.1) million or ($0.69) per share as compared to a net loss of ($9.8) million or ($0.82) per share for the same period in 2011. The increase in loss for the three and nine month periods ended September 30, 2012 as compared to the same periods in 2011 was primarily due to an increase in non-cash stock based compensation, salary expense and increased clinical development expenses related to Proellex®, partially offset by a decrease in expenses related to the clinical development of Androxal®.

Research and development ("R&D") expenses decreased 3% or approximately $103,000 to $3.1 million for the three month period ended September 30, 2012 as compared to $3.2 million for the same period in the prior year and decreased 3% or approximately $204,000 to $6.8 million for the nine month period ended September 30, 2012 as compared to $7.0 million for the same period in the prior year. The decrease in R&D expenses for both the three and nine month periods ended September 30, 2012 as compared to the same periods in the prior year, is primarily due to the decreased clinical development expenses related to Androxal® due to the completion of the Phase 2b study in men with secondary hypogonadism, partially offset by an increase in clinical development expenses related to Proellex® due to the commencement of the Phase 2 vaginal administration study for uterine fibroids. Payroll and benefits expenses increased for both the three and nine month periods ended September 30, 2012 as compared to the same periods in the prior year due to increased headcount in R&D employees. Operating and occupancy expenses decreased for the three month period ended September 30, 2012 as compared to the same period in the prior year due to a decrease in costs associated with our patent portfolio. Operating and occupancy expenses decreased for the nine month period ended September 30, 2012 as compared to the same period in the prior year due to a decrease in costs associated with our patent portfolio, partially offset by an increase in consulting and other outside services.

General and administrative ("G&A") expenses increased 100% or approximately $727,000 to $1.5 million for the three month period ended September 30, 2012 as compared to $726,000 for the same period in the prior year and increased 20% or approximately $568,000 to $3.3 million for the nine month period ended September 30, 2012 as compared to $2.8 million for the same period in the prior year. The increase in G&A expenses for the three month period ended September 30, 2012 as compared to the same period in the prior year is primarily due to increases in non-cash stock based compensation, professional services, salaries and travel expenses. The increase in G&A expenses for the nine month period ended September 30, 2012 as compared to the same period in the prior year is primarily due to increases in salaries, professional services and travel expenses.

Total revenues and other income increased to $1,000 for the three month period ended September 30, 2012 as compared to zero for the same period in the prior year. Total revenue and other income was $1,000 for both nine month periods ended September 30, 2012 and 2011. The increase for the three month period ended September 30, 2012 was primarily due to an increase of $1,000 in interest income as a result of the private placement completed on September 7, 2012 for net proceeds of approximately $23 million.

As of September 30, 2012 we had 17,116,357 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues and other income
Interest income	$ 1	$ --	$ 1	$ 1
Total revenues and other income	1	--	1	1

Expenses
Research and development	3,131	3,234	6,776	6,980
General and administrative	1,453	726	3,348	2,780
Total expenses	4,584	3,960	10,124	9,760

Net loss	$ (4,583)	$ (3,960)	$ (10,123)	$ (9,759)

Net loss per share - basic and diluted	$ (0.30)	$ (0.32)	$ (0.69)	$ (0.82)

Weighted average shares used in loss per share calculation:
Basic	15,422	12,315	14,746	11,840
Diluted	15,422	12,315	14,746	11,840

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011

Cash and cash equivalents	$ 29,583	$ 4,565
Other currents assets	451	99
Fixed assets (net)	59	15
Other assets (net)	1,939	1,385
Total assets	$ 32,032	$ 6,064

Accounts payable and accrued expenses	$ 1,837	$ 1,398
Stockholders' equity	30,195	4,666
Total liabilities and stockholders' equity	$ 32,032	$ 6,064
CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931